Exhibit 10.1

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is entered into and effective as of September 23, 2022 (the “Effective Date”) by and between Cecilia Jones (“Consultant”), located at [***], and LogicBio Therapeutics, Inc. (“LogicBio” or the “Company”), with its principal place of business at 65 Hayden Avenue, Floor 2, Lexington, MA 02421, USA. Consultant shall provide the Consulting Services (defined below) on behalf of Consultant under this Agreement. Consultant and LogicBio shall be referred to individually as a “Party” and together as the “Parties.”

1.

Consulting Services. This Agreement sets forth the general terms whereby Consultant will provide to LogicBio the consulting services described in the statements of work hereunder (collectively, the “Statements of Work”) and incorporated by reference (the “Consulting Services”). To the extent any terms set forth in the Statements of Work conflict with the terms set forth in this Agreement, the terms of this Agreement will control unless it is otherwise specifically set forth in a Statement of Work that certain terms in any such Statement of Work will control.

2.	Compensation and Payment.

A.	In consideration for Consultant’s performance of the Consulting Services, LogicBio shall pay Consultant the fees specified in, or calculated in accordance with, the applicable Statement of Work.

B.

Consultant shall submit invoices to LogicBio in accordance with the schedule specified in the applicable Statement of Work. Invoices shall include a detailed description of the Consulting Services performed by Consultant during the period covered by the invoice as well as a reference to the Purchase Order number provided to Consultant by the Company. If the applicable Statement of Work contemplates an hourly rate and Consultant is providing Consulting Services for a variety of projects, Consultant’s invoices shall indicate the amount of time spent on each project separately. All invoices must be sent to LogicBio as specified in this Agreement.

C.

Consultant further acknowledges and agrees that Consultant is solely responsible for the payment of all foreign or domestic taxes, such as income tax, gross receipts tax, and foreign withholding tax, imposed on account of payment of fees made to the Consultant pursuant to this Agreement. Consultant expressly agrees to treat any compensation or fees earned under this Agreement as self-employment income for federal and state income taxes, unemployment insurance taxes, disability insurance taxes or any other taxes when such amounts become due and payable.

D.

LogicBio shall make payment to Consultant within thirty (30) days upon LogicBio’s receipt from Consultant of invoices satisfying the requirements in Section 2 of this Agreement, unless otherwise specified in the applicable Statement of Work or as otherwise agreed to in writing by the Parties.

3.	Reimbursement for Expenses.

A.

LogicBio shall reimburse Consultant for the pre-approved, reasonable, out-of-pocket expenses specified below and incurred by Consultant during the performance of the Consulting Services under this Agreement.

B.	LogicBio shall reimburse Consultant for the expenses contemplated in Section 3A within thirty (30) days of receipt of Consultant’s invoice plus all required receipts or invoices.

C.	Consultant shall not submit, and LogicBio shall not reimburse Consultant, for any expenses incurred by Consultant’s spouse, guest or business associate under any circumstances.

4.	Confidentiality; Restrictions on Publications.

A.

In the course of performing the Consulting Services, Consultant may be given, or have access to, information of LogicBio or its affiliates (the “LogicBio Group”) or the LogicBio Group’s business partners that the LogicBio Group or its business partners consider confidential and/or proprietary, including, but not limited to, information relating to pricing, marketing strategies and tactics, products, processes, methods, techniques, formulas, compositions, compounds, financial data, personal data, computer programs, customer and supplier lists, contacts or knowledge of customers or prospective customers of the LogicBio Group, clinical research and development, clinical trial data, and/or the approval, administration, use or experience of any or all of LogicBio Group or LogicBio Group’s business partners’ products (whether approved or in development), all of which information is considered confidential by LogicBio and of irreplaceable value (collectively, “Confidential Information”).

B.

Consultant hereby agrees to use such Confidential Information, whether prepared by Consultant or otherwise coming into Consultant’s possession, solely to render the Consulting Services pursuant to this Agreement. Consultant further agrees that all files, documents, records and similar items relating to any Confidential Information, whether prepared by Consultant or otherwise coming into Consultant’s possession, shall be and remain the Confidential Information of LogicBio. During the term of this Agreement and for a period of two (2) years from the date of the Agreement’s termination or expiration, Consultant shall not use or disclose to any third Party any Confidential Information including the existence and the terms of this Agreement without LogicBio’ prior written consent. Notwithstanding anything to the contrary in this Agreement, obligations of confidentiality and non-use with respect to any Confidential Information identified as a trade secret by LogicBio shall remain in place for so long as the applicable Confidential Information retains its status as a trade secret under applicable law.

C.

At any time, upon request by LogicBio, or immediately on the expiration or earlier termination of this Agreement, whichever event occurs first, Consultant shall return to LogicBio all originals and copies of Confidential Information, including, but not limited to, any files, notes, memoranda, documents, records, analyses, any and all excerpts or other similar items, whether in written, electronic or other format.

D.

Consultant shall not publish, nor submit for publication, any document describing, incorporating, resulting from, or otherwise related to the performance of the Consulting Services and/or Confidential Information without obtaining LogicBio’s prior written consent.

E.

Consultant’s obligations under this Section 5 shall not apply to any Confidential Information that (i) is or becomes known to the general public under circumstances involving no breach by Consultant or others of the terms of this Section 5, (ii) is approved for public release by written authorization of an officer of the LogicBio Group, (iii) at the time of disclosure is, or thereafter becomes, available to the Consultant from a third-party source on a non-confidential basis, provided that such third party is not and was not prohibited from disclosing such Confidential Information to Consultant by any legal, fiduciary or contractual obligation, (iv) was known by or in the possession of the Consultant, as established by documentary evidence, prior to being disclosed by or on behalf of the LogicBio Group in connection with the Consulting Services, or (v) was or is independently developed by Consultant, as established by documentary evidence, without reference to or use of, in whole or in part, any Confidential Information. If the Consultant is required by law or regulation to disclose any Confidential Information, the Consultant shall: (x) notify the LogicBio Group as promptly as practicable in writing of such requirement so that the LogicBio Group may seek a protective order or other appropriate remedy, (y) furnish only that portion of the Confidential Information which the Consultant is legally required to disclose, in accordance with advice of counsel, and (z) exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded to such Confidential Information. The Consultant shall, at the expense of the LogicBio Group, cooperate with the LogicBio Group in its efforts to obtain a protective order or reliable assurance that only the designated portion of the Confidential Information shall be disclosed.

5.

Intellectual Property. All inventions, discoveries, information, data, concepts, deliverables, reports, innovations or other intellectual property (collectively, “Intellectual Property”) that may arise from Consultant’s performance of the Consulting Services shall be promptly disclosed to LogicBio, and title thereto shall immediately vest in LogicBio or such designated member of the LogicBio Group. Consultant hereby assigns to LogicBio all of Consultant’s rights to and interest in any Intellectual Property. Consultant agrees that all information and written materials prepared in the performance of the Consulting Services to be “works for hire” and copyright therein shall immediately vest in LogicBio or such designated member of the LogicBio Group. During the term of this Agreement and thereafter, Consultant agrees to cooperate fully with, and assist LogicBio in filing, prosecuting patent, trademark and/or copyright applications and otherwise protecting LogicBio’s rights to the Intellectual Property described in this Section. In this regard, Consultant agrees to execute any assignments and other documents as LogicBio deems necessary to protect its rights to any such Intellectual Property. LogicBio and Consultant agree that LogicBio shall have no rights in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, developed by Consultant in whole or in part in connection with Consultant’s employment activities with Agios Pharmaceuticals, Inc.

6.

Independent Contractor. LogicBio and Consultant agree that Consultant’s status under this Agreement shall be that of an independent contractor and that Consultant is not an agent or employee of LogicBio. Consultant acknowledges and agrees that Consultant is not entitled to any benefits, coverages, or privileges, including, without limitation, social security, unemployment, medical or pension payments, paid time off, tax withholding or other benefits routinely provided to employees.

7.	Consultant Representation, Warranties and Covenants.

A.

Consultant represents, warrants and covenants that Consultant: (i) shall use best efforts and all due diligence in performing the Consulting Services; (ii) shall perform the Consulting Services in conformity with generally accepted professional standards; (iii) shall perform the Consulting Services without resort to any delegate or assignee without prior written consent of LogicBio; (iv) shall comply with all applicable laws and regulations in performing the Consulting Services; (v) is not under any existing obligation that is inconsistent with this Agreement or would restrict or conflict with the performance of

Consultant’s obligations hereunder, other than Consultant’s obligation to Consultant’s new employer effective September 26, 2022, provided that Consultant has received approval from her new employer to enter into this Agreement; (vi) has disclosed to LogicBio any potential conflict of interest in connection with the provision of Consulting Services hereunder; and (vii) shall promptly disclose to LogicBio any such conflict that may arise during the term of this Agreement. In the event that any conflict of interest arises, LogicBio, as it deems necessary, shall have the right to terminate this Agreement and/or require Consultant to refrain from performing any portion of the Consulting Services related to the conflict of interest. Nothing in this Section shall be construed so as to relieve Consultant of any of his/her obligations under this Agreement.

B.

Consultant represents and warrants that Consultant is not affiliated with the U.S. Department of Veterans Affairs, the National Institutes of Health or any other federal, state, or local government institution, or, if Consultant is so affiliated, Consultant has provided a signed acknowledgement form of an authorized official from said institution before executing this Agreement.

C.

Consultant will not use the facilities, equipment, materials, funds, resources or proprietary information owned or operated by any third-party organization or institution (“Institution”) or located on the Institution’s premises to perform the Consulting Services. Consultant will not engage or employ students or researchers or other employees of an Institution to perform the Consulting Services.

D.

Consultant represents and warrants that Consultant has disclosed, or shall disclose in writing prior to executing this Agreement, to any formulary or clinical practice guidelines committee upon which Consultant may sit that Consultant is being compensated by LogicBio for consulting services.

8.	Term and Termination.

A.	The term of this Agreement shall take effect on the Effective Date and shall continue for three (3) months from the Effective Date when it will automatically expire.

B.

Either party may terminate this Agreement with fifteen (15) days written notice. During such notice period, Consultant shall continue to perform the Consulting Services unless otherwise requested by LogicBio.

C.

Either Party may terminate this Agreement immediately upon written notice to the other Party if said other Party commits a material breach of any term hereof which is not cured to the satisfaction of the non-breaching Party within fifteen (15) days of written notice of said breach.

9.

Debarment; Exclusion. Consultant represents and warrants that neither Consultant, nor any person or entity authorized to assist Consultant in the performance of the Consulting Services has ever been and is not currently debarred, suspended, or excluded from, proposed for debarment, suspension, or exclusion from, or otherwise ineligible for the award of contracts by any federal agency or participation in any federal health care program. Consultant’s representation and warranty hereunder includes, but is not limited to, debarment under Section 306(a) or (b) of the federal Food, Drug, and Cosmetic Act, exclusion from participation in any federal health care program (as defined in 42 U.S.C. § 1320a–7b(f)) under 42 U.S.C. § 1320a-7(a) or (b), or exclusion by any federal government agency from receiving federal contracts or federally approved subcontracts under the Federal Acquisition Regulations (FAR) or supplements thereto.

10.	Receipt of Reportable Information by Consultant. Consultant shall comply with the safety reporting obligations set forth in Exhibit A attached and incorporated by reference.

11.

Injunctive Relief. Without limiting LogicBio’s remedies in any way, Consultant agrees that LogicBio shall be entitled to injunctive relief to prevent any actual or threatened breach or continuing breaches by Consultant of this Agreement since such actual or threatened breach would cause irreparable harm to LogicBio that could not reasonably or adequately be compensated by damages in an action of law.

12.

Publicity. Consultant (including any of his or her representatives or agents) will not make any press release, statement or public announcement (including by means of advertising or sales promotional materials) concerning this Agreement or the subject matter of this Agreement, unless such announcement is agreed in writing in advance by LogicBio. Neither Party will use the name or logo of the other Party without such Party’s prior written consent.

13.

Liability and Indemnification. LogicBio shall not be liable for any loss, injury or damage incurred by Consultant or by a third Party as a result of Consultant’s performance of the Consulting Services, including any loss, injury or damage resulting from the grossly negligent or willful act or omission by Consultant. Consultant shall indemnify and hold LogicBio harmless from any liability, loss, cost and expense (including attorneys’ fees and costs) incurred by LogicBio as a result of Consultant’s grossly negligent or willful acts or omissions or material breach of this Agreement. Consultant shall ensure that it fully complies with the terms of this Agreement.

14.

Rights Under Agreement. Neither the expiration nor the earlier termination of this Agreement shall affect in any way the rights and obligations of either Party which have accrued prior to such event or in connection therewith. The obligations and rights contained in Sections 4 (“Confidentiality; Restrictions on Publications”), 5 (“Intellectual Property”), 7 (“Consultant Representation, Warranties and Covenants”), 10 (“Receipt of Reportable Information by Consultant”), 12 (“Injunctive Relief”), 13 (“Liability and Indemnification”) and 25 (“Governing Law) of this Agreement shall survive the expiry or earlier termination of this Agreement.

15.	Third-Party Obligations.

A.

Consultant acknowledges that the LogicBio Group from time to time may have agreements with government agencies that impose obligations or restrictions on the LogicBio Group regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Consultant agrees to be bound by all such obligations and restrictions known to Consultant and to take all action necessary to discharge the obligations of the LogicBio Group under such agreements. By signing this Agreement, Consultant consents to the LogicBio Group:

(i)	Collecting, processing and storing Consultant’s information, including his or her contact details, and the payments and transfers of value made to the Consultant under this Agreement.

(ii)

Making public disclosures of such information in accordance with the applicable laws, regulations or codes of conduct. Such disclosures may be made using any media (paper or electronic), web-site or platform, including an industry association’s electronic platform. The information to be published will clearly identify the Consultant and the types of transfers of value he or she received from LogicBio.

(iii)	Disclosing such information to pharmaceutical industry associations and/or competent authorities for compliance with applicable laws, regulations or codes of conduct.

16.	Privacy. Consultant shall comply with the provisions of the Privacy and Security Addendum attached hereto and incorporated by reference as Exhibit B.

17.	Notice and Notification.

A.

Consultant shall promptly notify LogicBio in writing if any of the representations and warranties made by Consultant under this Agreement become untrue or if Consultant becomes aware of any fact or circumstance which is reasonably expected to make any such representation or warranty become untrue.

B.

All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (i) when delivered by hand (with written confirmation of receipt); (ii) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient or (iv) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid to the following address:

If to LogicBio:	LogicBio Therapeutics, Inc.
65 Hayden Avenue
Lexington, MA 02421, USA
	Attn:	Frederic Chereau
	Email:	[***]

With a copy to:	LogicBio Therapeutics, Inc.
65 Hayden Avenue
Lexington, MA 02421, USA
	Attn:	Legal
	Email:	[***]

If to Consultant:	Address and e-mail set forth in signature page

21.

Assignment. Neither Party may assign all or any part of this Agreement without the prior written consent of the other Party; provided, however, that LogicBio may assign this Agreement to a corporate affiliate or to a successor to all or substantially all of its business without obtaining prior written consent from Consultant. This Agreement shall be binding upon, and inure to the benefit of, both Parties and their permitted successors and assigns.

23.

Entire Agreement. This Agreement, including the Statements of Work and exhibits, any subsequent Statements of Work and/or exhibits, sets forth the entire agreement and understanding of the Parties with respect to the subject matter described herein and supersedes all prior written or oral agreements relating to said subject matter. In the event of any inconsistency between the provisions of this Agreement and the Statements of Work and exhibits, the provisions of this

Agreement shall govern. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise in any one or more instances shall be deemed to be or construed as further or continuing waiver of any such term, provision or condition, or of any other term, provision or condition.

24.	Amendments. This Agreement may not be amended except in writing signed by duly authorized representatives of both Parties.

25.

Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions. Each Party agrees to submit to the exclusive jurisdiction of the courts of Boston, Massachusetts over any claim or matter arising under or in connection with this Agreement.

26.

Severability. If any one or more of the provisions of this Agreement shall, for any reason, be held invalid, illegal or unenforceable in any respect, it shall not affect any other term or provision of this Agreement. If any provision in this Agreement shall be held to be excessively broad, it shall be construed by limiting it so as to be enforceable to the extent compatible with applicable law.

*    *     *

The foregoing is acknowledged, understood and agreed to effective as of the Effective Date as evidenced by execution of an authorized representative of each Party in the spaces below.

Cecilia Jones		LogicBio Therapeutics, Inc.

/s/ Cecilia Jones		By:	/s/ Frederic Chereau
Signature			Signature

Address:	[***]	Name:	Frederic Chereau
Email:	[***]	Title:	President and Chief Executive Officer

Statement of Work No. 1

1.	Description of Consulting Services: Consultant shall provide the following services to LogicBio:

Assist with transitional financial matters relating to Consultant’s duties as an employee.

2.	Compensation: In consideration for the Services performed by Consultant under this Agreement, LogicBio shall compensate Consultant one dollar ($1) per day.

Consultant’s rights and obligations with respect to any stock options or other equity granted to Consultant by the Company shall be governed by the LogicBio Therapeutics, Inc. 2018 Equity Incentive Plan (the “Equity Plan”), as amended from time to time, and the equity award agreements by and between Consultant and the Company evidencing such equity (collectively, the “Award Agreements”). Consultant shall be deemed to have continuously been under “Employment” (as defined in the 2018 Equity Incentive Plan) with LogicBio from her initial date of employment with LogicBio through the termination of this Agreement and all other terms of her stock options or other equity awards shall continue to apply in accordance therewith.

3.	LogicBio Representative:

Frederic Chereau, President and Chief Executive Officer ([***])

4.	Invoices; Schedule: All of Consultant’s invoices should be sent to Accounts Payable.

LogicBio encourages all invoices to be sent via email whenever possible.

Accounts Payable

LogicBio Therapeutics, Inc.

65 Hayden Ave., Floor 2

Lexington, MA 02421

Email: [***]

Exhibit A

Receipt of Reportable Information

A.

To the extent any Consulting Services performed by Consultant result in Consultant’s collection, receipt or other form of knowledge of any information about LogicBio’s drug products (collectively, “Product(s)”), from any source, in any form, relating to: an adverse event or experience (collectively, “Adverse Event”), Product Complaint, or any other safety data or event that are required to be reported under applicable laws and/or LogicBio’s policies and procedures (collectively “Reportable Information”), Consultant shall comply with any such obligations, including the requirements in Section B below.

The term “Adverse Event” shall mean any untoward medical occurrence in a patient or clinical trial subject administered a Product and which does not necessarily have a causal relationship with this treatment. An Adverse Event can therefore be any unfavorable and unintended sign (e.g. an abnormal laboratory finding), symptom, or disease temporarily associated with the use of a Product, whether or not considered related to the Product.

The term “Product Complaint” shall mean any written, electronic or oral communication that alleges deficiencies related to the identity, quality, safety, or effectiveness of a drug Product that has been released for distribution.

B.

Consultant shall preserve the original record of any Reportable Information and within one (1) business day but no later than (3) calendar days on which such Reportable Information was received (whether by postal mail, fax, email, phone, or voicemail) or otherwise became known to Consultant, Consultant shall submit a copy of such record and information to LogicBio, including, to the extent legally permissible: (a) the identification and contact information for both the person receiving the Reportable Information and the person submitting such Reportable Information to LogicBio; (b) the date on which Consultant received the Reportable Information; and (c) the identification of the Product(s) in question and all known facts regarding the event underlying the Reportable Information.

Exhibit B

Privacy and Security Addendum

1.

Personal Data. The term “Personal Data” means any information that is processed under this Agreement that identifies or that, together or in connection with other information, can be uniquely linked to an individual.

2.	Personal Data processed by Consultant under this Agreement

a.

Consultant represents, warrants and covenants that Consultant will process any Personal Data in compliance with all applicable privacy and data protection laws. Consultant shall hold confidential all Personal Data.

b.

When Personal Data is no longer necessary for the performance of the Consulting Services, or upon termination of this Agreement, Consultant shall, at LogicBio’s option, securely destroy or return to LogicBio all Personal Data, unless prohibited by applicable laws.

c.

Consultant will notify LogicBio as soon as practicable, but no later than twenty-four (24) hours after Consultant becomes aware that the security, confidentiality or integrity of Personal Data has been compromised and Consultant will fully cooperate with LogicBio to comply with any obligations that arise from the unauthorized access of the Personal Data.

d.	Consultant shall cooperate with LogicBio in the course of any investigation of, or claim against, LogicBio or its affiliates relating to the processing of Personal Data.

3.	Personal Data about Consultant that LogicBio may process under this Agreement

a.

Consultant hereby acknowledges that LogicBio (the data controller) and vendors acting on Consultant’s behalf, in order to assist with the Consulting Services provided hereunder, may collect, use, store and disclose Consultant’s Personal Data provided or collected under this Agreement.

b.

Information Consultant provides to LogicBio, its affiliates or vendors acting on their behalf for purposes of this Agreement may be transferred to the United States and other countries which may not provide the same level of protection of Personal Data as provided where the Consultant resides. LogicBio will handle Personal Data in accordance with LogicBio policies and applicable law regardless of where Personal Data is processed.

c.	Personal Data collected and processed for purposes of this Agreement shall be processed and stored by LogicBio for as long as is necessary to fulfill the purposes of this Agreement.

d.	Consultant can send questions regarding the processing of Consultant’s Personal Data to privacy@logicbio.com.